Exhibit 99.1

American States Water Company Announces a Settlement Agreement in its Water Utility General Rate Case

SAN DIMAS, Calif.--(BUSINESS WIRE)--August 21, 2018--American States Water Company (NYSE:AWR) announced that on August 15, 2018, its regulated utility subsidiary, Golden State Water Company (GSWC) and the California Public Utilities Commission’s (CPUC’s) Office of Ratepayer Advocates (ORA) filed a joint motion to adopt a settlement agreement between GSWC and the ORA in connection with the water utility general rate case. GSWC had filed a general rate case application in July 2017 for all of its water regions and the general office to determine new rates for the years 2019 – 2021. The CPUC is scheduled to issue a proposed decision in the water general rate case during the fourth quarter of 2018. When approved, the new rates will become effective January 1, 2019.

The proposed settlement agreement, if approved by the CPUC, resolves all the issues in the general rate case application and among other things, authorizes GSWC to invest approximately $335.4 million in capital infrastructure over the three-year rate cycle in order to continue to provide safe and reliable water utility service to its customers. The $335.4 million of infrastructure investment, as settled, includes $20.4 million of capital projects to be filed for revenue recovery through advice letters when those projects are completed.

Excluding the advice letter project revenues, the water gross margin for 2019 in the settlement filing will increase by approximately $6.0 million as compared to the 2018 adopted water gross margin. The 2019 water revenue requirement and gross margin have been reduced for a decrease of approximately $7.0 million in depreciation expense (as settled for 2019) compared to the adopted 2018 depreciation expense due to a reduction in the overall composite depreciation rates based on a revised study filed in the general rate case. Had depreciation expense remained the same as in 2018, the water gross margin for 2019 would have increased by approximately $13.0 million. The decrease in depreciation expense lowers the water gross margin, and is offset by a corresponding decrease in depreciation expense, resulting in no impact to net earnings. The settlement as filed also allows for potential additional water revenue increases in 2020 and 2021 of approximately $10 million and $12 million, respectively, subject to the results of an earnings test and changes to the forecasted inflationary index values.

Forward-Looking Statements

Certain matters discussed in this news release with regard to the company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially include those described in the company’s most recent Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

About American States Water Company

American States Water Company is the parent of Golden State Water Company and American States Utility Services, Inc. Through its utility subsidiary, Golden State Water Company, AWR provides water service to approximately 260,000 customers located throughout 10 counties in Northern, Coastal and Southern California. The company also distributes electricity to approximately 24,000 customers in the City of Big Bear Lake and surrounding areas in San Bernardino County, California. Through its contracted services subsidiary, American States Utility Services, Inc., the company provides operations, maintenance and construction management services for water distribution and wastewater collection and treatment facilities located on military bases throughout the country under 50-year privatization contracts with the U.S. government.

American States Water Company has paid dividends to shareholders every year since 1931, increasing the dividends received by shareholders each calendar year for 64 consecutive years, which places it in an exclusive group of companies on the New York Stock Exchange that have achieved that result.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President-Finance, Chief Financial Officer,
Corporate Secretary and Treasurer
(909) 394-3600, ext. 707